EXHIBIT NO. 99.11

MFS INVESTMENT MANAGEMENT

500 Boylston Street, Boston, Massachusetts  02116-3741

617-954-5000

Susan S. Newton

Senior Vice President and Associate General Counsel

Massachusetts Financial Services Company

500 Boylston Street

Boston, MA  02116

Phone: (617) 954-5182

Fax:   (617) 954-7760

March 8, 2007

Massachusetts Investors Growth Stock Series

A Series of MFS/Sun Life Series Trust

Ladies and Gentlemen:

I have acted as counsel to the Massachusetts Investors Growth Stock Series (the “ Massachusetts Investors Growth Stock Series “), a series of MFS/Sun Life Series Trust, a Massachusetts business trust (the “Trust”), in connection with the Trust’s Registration Statement on Form N-14 to be filed with the Securities and Exchange Commission (the “Commission”) on or about March 8, 2007 (the “Registration Statement”), with respect to an indefinite number of Shares of Beneficial Interest (no par value) (the “Shares”) of the Massachusetts Investors Growth Stock Series to be issued pursuant to an Agreement and Plan of Reorganization (the “Agreement and Plan”) adopted by MFS/Sun Life Series Trust, a Massachusetts business trust, on behalf of Strategic Growth Series and Massachusetts Investors Growth Stock Series.

In connection with this opinion, I have examined the following documents:

(a)                                  the Registration Statement;

(b)                                 the Agreement and Plan;

(c)                                  a certificate of the Secretary of State of The Commonwealth of Massachusetts as to the existence of the Trust;

(d)                                 copies of the Trust’s Amended and Restated Declaration of Trust (“Declaration of Trust”) and of all amendments thereto on file in the office of the Secretary of State; and

(e)                                  the Trust’s Amended and Restated By-Laws and certain votes of the Trustees of the Trust.

In such examination, I have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by me as copies, the authenticity and completeness of all original documents reviewed by me in original or copy form and the legal competence of each individual executing any document. I have also assumed, for the purposes of this opinion, that the Agreement and Plan, in substantially the form reviewed by me, is duly delivered by the parties thereto and that all of the conditions set forth in “Information About the Reorganization” in the Registration Statement shall have occurred prior to the issuance and sale of the Shares.

This opinion is based entirely on my review of the documents listed above. I have made no other review or investigation of any kind whatsoever, and I have assumed, without independent inquiry, the accuracy of the information set forth in such documents.

This opinion is limited solely to the laws of The Commonwealth of Massachusetts (other than the Massachusetts Uniform Securities Act, as to which I express no opinion) as applied by courts in such Commonwealth.

I understand that all of the foregoing assumptions and limitations are acceptable to you.

Based upon and subject to the foregoing, please be advised that it is my opinion that the Shares, when issued and sold in accordance with the Registration Statement, the Agreement and Plan and the Trust’s Declaration of Trust and By-laws, will be legally issued, fully paid and non-assessable, except that shareholders of the Trust may under certain circumstances be held personally liable for the Trust’s obligations.

A copy of the Trust’s Declaration of Trust is on file with the Secretary of State of the Commonwealth of Massachusetts. I note specifically that the obligations of or arising out of the Agreement and Plan are not binding upon any of the Trust’s trustees, officers, employees, agents or shareholders individually, but are binding solely upon the assets and property of the Trust in accordance with its interest under the Agreement and Plan. I further note that the assets and liabilities of each series of the Trust, such as the Massachusetts Investors Growth Stock Series, are separate and distinct and that the Massachusetts Investors Growth Stock Series obligations of or arising out of the Agreement and Plan are binding solely upon the assets or property of the Massachusetts Investors Growth Stock Series.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

SUSAN S. NEWTON
Susan S. Newton